Exhibit 99.1

EDITORIAL CONTACTS:                                                          PRGP06005

Amy Flores

+1 650 283 2413

amy_flores@agilent.com

Jorgen Tesselaar (Europe and Asia)

+31 20 547 2825

jorgen_tesselaar@agilent.com

INVESTOR CONTACT:

Hilliard Terry

+1 650 752 5329

hilliard_terry@agilent.com

Agilent Technologies Reports First Quarter 2006 Results

PALO ALTO, Calif., Feb. 13, 2006 — Agilent Technologies Inc. (NYSE: A) today reported orders of $1.35 billion for the first fiscal quarter ended Jan. 31, 2006, 15 percent above one year ago.  Revenues during the quarter were $1.34 billion, 10 percent above last year.  First quarter GAAP net earnings were $2.82 billion, or $5.83 per diluted share, compared with $103 million, or $0.21 per share, in last year’s first quarter.

During the first quarter, Agilent sold its Semiconductor Products business for $2.7 billion and its 47 percent share of Lumileds for approximately $1.0 billion.  The pre-tax gain on the sale of these businesses was approximately $2.7 billion.  Also included in GAAP results are $63 million of charges related to the planned spin-off of Semiconductor Test Solutions (STS) and the reduction of Agilent’s infrastructure costs.  Excluding these charges and $36 million of non-cash stock compensation expenses, Agilent reported first quarter adjusted net income of $154 million, or $0.32 per share.  On a comparable basis, the company earned $71 million, or $0.15 per share, one year ago. (1)

“We are pleased with Agilent’s performance in the first quarter of 2006,” said Bill Sullivan, Agilent president and chief executive officer.  “We successfully completed the semiconductor-related divestitures and a self -tender offer that returned $3 billion of cash to our owners.  Operationally, we also performed to our commitments, with revenues and adjusted net income at the high end of our expectations after reflecting fewer shares outstanding during the quarter.”

Sullivan noted that gross margins were at the highest level in five years, that working capital ratios were at a first quarter record low, and that the company achieved its targeted 21 percent Return on Invested Capital(2) during the quarter.  “With backlog at its highest level in 1 ½ years and a continued rapid pace of new product introductions, we are well positioned for the second quarter and 2006.”

For the second quarter of fiscal 2006, the company expects revenues (including STS) in the range of $1.37 billion to $1.43 billion, up 6 to 12 percent from last year.  Adjusted net income is expected to be in the range of $0.35 to $0.40 per share(3), roughly double last year’s comparable earnings. For the full year, the company remains comfortable with the range of analyst estimates for adjusted net income.  Preparations for a planned spin-off of STS continue on schedule, with an initial public offering expected to take place near mid-year 2006.

Segment Results(4)

Bio-Analytical Measurement

($ millions except where noted)

	Q1:F06	Q1:F05	Q4:F05
Orders	378	356	402
Revenues	373	354	382
Gross Margin, %	50%	50%	52%
Income from Operations	52	51	65
Segment Assets	802	704	690
Return On Invested Capital(2), %	28%	29%	36%

Momentum in Bio-Analytical Measurement was mixed during the first quarter of 2006.  Orders of $378 million were 6 percent above last year and up 11 percent in local currency terms.  Life Sciences orders were up 9 percent, with modest growth from traditional pharmaceutical customers, sustained strength from generic pharmaceutical companies, and accelerating demand for proteomics and genomics products from biotech firms.  Chemical Analysis orders rose 4 percent, with an 8 percent increase in platform sales partially offset by delayed service agreement renewals during the quarter.  Revenues of $373 million were up 5 percent from last year.

Segment income from operations of $52 million was $1 million above last year.  A one-point improvement in gross margins was more than offset by a $12 million increase in operating expenses to fund recent acquisitions, for planned new product introductions and for incremental investments in molecular diagnostics.  The first quarter’s 14 percent operating margin was equal to last year, while segment Return On Invested Capital (2) fell one point to a still attractive 28 percent.

On Feb. 1, 2006, Agilent completed the purchase of Yokogawa Electric Company’s 49 percent ownership of Yokogawa Analytical Systems (YAN) for $98 million.

Electronic Measurement(4)

($ millions except where noted)

	Q1:F06	Q1:F05	Q4:F05
Orders	799	738	903
Revenues	794	780	866
Gross Margin, %	55%	51%	55%
Income from Operations	89	68	131
Segment Assets	2,248	2,384	2,009
Return On Invested Capital(2), %	18%	11%	26%

Electronic Measurement continued to show good momentum in the first quarter, with orders of $799 million up 8 percent from last year; excluding the impact of a higher dollar, local currency orders were up 11 percent from one year ago.  Communications test orders were up 6 percent, with strength in wireless offset by flat wireline test orders.  General purpose test orders were up 12 percent from one year ago, with strength in Aerospace / Defense and across the oscilloscope product line.  Revenues of $794 million were up only 2 percent from last year due in part to the early Chinese New Year, which impacted deliveries to Asian customers, and to the lumpiness of Operations Support Systems revenues.  Backlog has increased 10 percent over the past year.

First quarter income from operations of $89 million was up $21 million on a $14 million increase in revenue.  Gross margin improved 4 points to 55 percent, and segment operating margin rose 2 ½ points to 11 percent. ROIC (2) improved 7 points to 18 percent based on better operating margins and reductions in working capital.

Semiconductor Test Solutions(4)

($ millions except where noted)

	Q1:F06	Q1:F05	Q4:F05
Orders	176	82	199
Revenues	169	78	159
Gross Margin, %	44%	22%	36%
Income from Operations	16	(40)	(2)
Segment Assets	399	349	312
Return On Invested Capital(2), %	17%	(44)%	(3)%

The rebound in Semiconductor Test Solutions continued to gain momentum in the first quarter, with orders of $176 million up 115 percent from last year.  SOC orders were up 114 percent from last year, with the new PinScale platform representing over 80 percent of new orders.  Memory test orders were up 98 percent, with virtually all orders for the new V5000 series platform.  Revenues of $169 million were 117 percent above one year ago.  Segment book-to-bill of 1.04 compares with an industry average of 0.95.

Segment income of $16 million compares with a $40 million loss one year ago.  Gross margins doubled from last year to 44 percent and included an $8 million charge for the discontinuance of certain products, while operating expenses were flat over the period.  Operating margin improved to 9 percent.  Return On Invested Capital(2) during the quarter reached 17 percent.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 20,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.1 billion in fiscal 2005. Information about Agilent is available on the Web at www.agilent.com.

Agilent Management will present more details on its first-quarter FY2006 financial results later this morning at its analyst meeting in New York City beginning at 8 a.m. (Eastern).  The event will be webcast live in listen-only mode.  Listeners may log on at www.investor.agilent.com and select “Agilent Analyst Meeting and Q1 Earnings Release.”  The webcast will remain available on the company’s website for 90 days.

A telephone replay of the first half of the meeting during which the Q1 results will be discussed will be available from 2 p.m. (Eastern) today through Feb. 20, 2006.  The replay number is (888) 286-8010 (for international, dial +1(617) 801-6888); enter passcode 36010187.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding Agilent’s future revenues, earnings and profitability; the pace of new product introductions and future demand for the Company’s products and services; the planned spin-off of the Company’s Semiconductor Test Solutions business, including the timing of the initial public offering of that business and completion of the spin-off; the Company’s revenue and earnings (on a segment and consolidated basis) guidance for the second quarter of fiscal year 2006 and earnings guidance for fiscal year 2006; the Company’s opportunities in fiscal year 2006; and future demand for the Company’s products and services. These forward-looking statements involve risks and uncertainties that could cause Agilent’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in the strength of our customers’ businesses; unforeseen changes in the demand for current and new products and technologies; changes in the planned spin-off of the Semiconductor Test Solutions business, including complications in connection with the separation of STS assets from the Company and difficulties or delays in the expected IPO process due to market conditions or regulatory delays.

In addition, other risks that Agilent faces in running its operations include the ability to execute successfully through business cycles while it continues to implement cost reductions; the ability to meet and achieve the benefits of its cost-reduction goals and otherwise successfully adapt its cost structures to continuing changes in business conditions; ongoing competitive, pricing and gross margin pressures; the risk that our cost-cutting initiatives will impair our ability to develop products and remain competitive and to operate effectively; the impact of geopolitical uncertainties on our operations, our markets and our ability to conduct business, the ability to improve asset performance to adapt to changes in demand; the ability to successfully introduce new products at the right time, price and mix, and other risks detailed in Agilent’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended Oct. 31, 2005. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

# # #

(1) Adjusted net income and adjusted net income per share are non-GAAP measures. Adjusted net income is defined to exclude primarily the impacts of restructuring and asset impairment charges, non-cash stock based compensation, intangible amortization as well as gains and losses from the sale of investments and disposals of businesses net of their tax effects. A reconciliation between adjusted net income and GAAP net income is set forth on page 4 of the attached tables along with additional information regarding the use of this non-GAAP measure.

(2)Return On Invested Capital is a non-GAAP measure and is defined as income (loss) from operations less other (income) expense and taxes annualized divided by the average of the two most recent quarter-end balances of assets less net current liabilities. The reconciliation of ROIC can be found on page 5 of the attached tables, along with additional information regarding the use of this non-GAAP measure.

(3)Adjusted net income per share as projected for Q206 is a non-GAAP measure which excludes primarily the impacts of future restructuring and asset impairment charges, non-cash stock based compensation and intangible amortization.  Most of these excluded amounts pertain to events that have not yet occurred and are not currently possible to estimate with a reasonable degree of accuracy. Therefore, no reconciliation to GAAP amounts has been provided.  Future amortization of intangibles is expected to be approximately $5 million per quarter.

(4) Historical segment data have been restated to correspond to current presentation.

NOTE TO EDITORS: Further technology, corporate citizenship and executive news is available on the Agilent news site at www.agilent.com/go/news.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	January 31,		Percent
	2006	2005	Inc/(Dec)
Orders	$1,353	$1,176	15%

Net revenue	$1,336	$1,212	10%

Costs and expenses:
Cost of products and services	657	621	6%
Research and development	189	175	8%
Selling, general and administrative	445	378	18%
Total costs and expenses	1,291	1,174	10%

Income from operations	45	38	18%

Other income (expense), net	48	20	140%

Income from operations before taxes and equity in income	93	58
Provision for taxes	15	15	—
Equity in net income of unconsolidated affiliate and gain - Lumileds	901	8	11163%

Income from continuing operations	979	51

Income from and gain on sale of discontinued operations, net of taxes	1,837	52	3433%

Net income	2,816	103	2634%

Net income per share:
Basic
Continuing operations	$2.07	$0.10
Discontinued operations	3.88	0.11
Total net income per share	$5.95	$0.21

Diluted
Continuing operations	$2.03	$0.10
Discontinued operations	3.80	0.11
Total net income per share	$5.83	$0.21

Weighted average shares used in computing net income per share:
Basic	473	491
Diluted	483	496

Historical amounts were reclassified to conform with current period presentation.

Income from continuing operations for the first quarter of fiscal 2006 included pre-tax share-based compensation expense under SFAS 123(R) of $36 million related to employee stock options and employee stock purchases.

The preliminary income statement is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions, except par value and share amounts)

(Unaudited)

	January 31,	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$2,737	$2,226
Short term investments	—	25
Cash and cash equivalents and short term investments	2,737	2,251
Accounts receivable, net	772	753
Inventory	740	722
Other current assets	377	298
Current assets of discontinued operations	—	423
Total current assets	4,626	4,447

Property, plant and equipment, net	875	873
Goodwill and other intangible assets, net	375	362
Other assets	549	628
Restricted investments	1,601	22
Non-current assets of discontinued operations	—	419
Total assets	$8,026	$6,751

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$386	$344
Employee compensation and benefits	434	542
Deferred revenue	262	247
Income and other taxes payable	365	474
Other accrued liabilities	190	179
Current liabilities of discontinued operations	—	150
Total current liabilities	1,637	1,936

Long-term debt	1,500	—
Retirement and post-retirement benefits	303	383
Other long-term liabilities	404	351
Total liabilities	3,844	2,670

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock; $0.01 par value; 125 million shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 2 billion shares authorized; 522 million shares at January 31, 2006 and 512 million shares at October 31, 2005 issued and outstanding	5	5
Treasury stock at cost; 92 million shares at January 31, 2006 and 9 million shares at October 31, 2005	(3,281)	(290)
Additional paid-in capital	6,156	5,878
Retained earnings (Accumulated deficit)	1,353	(1,463)
Accumulated other comprehensive loss	(51)	(49)
Total stockholders’ equity	4,182	4,081
Total liabilities and stockholders’ equity	$8,026	$6,751

The preliminary balance sheet is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

(Unaudited)

Three months
ended
January 31,
2006
Cash flows from operating activities:
Net income	$2,816
Less: income from discontinued operations	1,837
Income from continuing operations	$979

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	43
Deferred taxes	11
Excess and obsolete inventory-related charges	22
Asset impairment charges	1
Gain on sale of investments	(9)
Equity in net income of unconsolidated affiliate and gain - Lumileds	(901)
Gain on sale of assets	(1)
Non-cash share based compensation	36
Changes in assets and liabilities:
Accounts receivable	(13)
Inventory	(36)
Accounts payable	45
Employee compensation and benefits	(107)
Income taxes and other taxes payable	(100)
Other current assets and liabilities	(28)
Other long-term assets and liabilities	(77)
Net cash used in operating activities of continuing operations(a):	(135)
Net cash provided by operating activities of discontinued operations	7
Net cash used in operating activities	(128)

Cash flows from investing activities:
Investments in property, plant and equipment	(50)
Proceeds from the sale of property, plant and equipment	2
Investment in equity securities	(2)
Proceeds from sale of Lumileds and other investments	960
Increase in restricted investments	(1,579)
Payment of loan receivable	50
Net proceeds from sale of discontinued operations	2,528
Proceeds from sale of short-term investments	25
Acquisition of businesses and intangible assets, net of cash acquired	(15)
Net cash provided by investing activities of continuing operations:	1,919
Net cash used in investing activities of discontinued operations	(6)
Net cash provided by investing activites	1913

Cash flows from financing activities:
Issuance of common stock under employee stock plans	238
Treasury stock repurchases	(2,991)
Proceeds from term facility	700
Repayment of term facility	(700)
Debt issuance costs	(23)
Long-term debt	1,500
Net cash used in financing activities of continuing operations:	(1,276)

Effect of exchange rate movements	2

Net increase in cash and cash equivalents	511

Cash and cash equivalents at beginning of period	2,226

Cash and cash equivalents at end of period	$2,737

(a) Cash payments included in operating activities:
Restructuring	50
Income tax payments	96

The preliminary cash flow statement is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

NON-GAAP NET INCOME AND EPS RECONCILIATIONS

	Three Months Ended
	January 31,
	2006	EPS	2005	EPS
Net income per GAAP	$2,816	$5.83	$103	$0.21
Income from and gain on sale of discontinued operations	(1,837)	(3.80)	(52)	(0.11)
Income from continuing operations	$979	$2.03	$51	$0.10
Non-GAAP adjustments:
Restructuring and asset impairment	20	0.04	6	0.01
Business disposal and related costs	13	0.03	—	—
Gain on sale of investments	(5)	(0.01)	(5)	(0.01)
Gain on sale of Lumileds	(901)	(1.87)	(5)	(0.01)
Share-based compensation expense	36	0.07	—	—
Unallocated SPG corporate charges	7	0.02	20	0.04
Other, principally other intangibles	5	0.01	4	0.01
Adjusted net income	$154	$0.32	$71	$0.15

We provide adjusted net income and adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance and our prospects for the future. These supplemental measures exclude, among other things, the impact of the sale of our businesses and investments from the results of the sales of our products. Some of the exclusions, such as impairments, may be beyond the control of management. Further, some may be less predictable than revenue derived from our core businesses (the day to day business of selling our products and services). These reasons provide the basis for management’s belief that the measures are useful.

Our management uses non-GAAP measures to evaluate the performance of our core businesses, to estimate future core performance and to compensate employees. Since management finds this measure to be useful, we believe that our investors benefit from seeing our results “through the eyes” of management in addition to seeing our GAAP results. This information facilitates our management’s internal comparisons to our historical operating results as well as to the operating results of our competitors.

Our management recognizes that items such as restructuring charges and sales of investments can have a material impact on our cash flows and net income. Our GAAP financial statements including our statement of cash flows portray those effects. Although we believe it is useful for investors to see core performance free of special items, investors should understand that the excluded items are actual expenses that impact the cash available to us for other uses. To gain a complete picture of all effects on the Company’s profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core business of the company, which is only a subset, albeit a critical one, of the Company’s performance.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

AGILENT TECHNOLOGIES, INC.

Reconciliation of Segment ROIC

(In millions)

(Unaudited)

	Q1 FY06	Q1 FY06	Q1 FY06	Q4 FY05	Q4 FY05	Q4 FY05	Q1 FY05	Q1 FY05	Q1 FY05
Numerator:	BAS	EM	STS	BAS	EM	STS	BAS	EM	STS
Segment income (loss) from operations	$52	$89	$16	$65	$131	$(2)	$51	$68	$(40)
Less:
Other (income) expense and taxes	15	15	5	19	26	—	13	13	(10)

Segment return	37	74	11	46	105	(2)	38	55	(30)

Segment return annualized	$148	$296	$44	$184	$420	$(8)	$152	$220	$(120)

Denominator:
Segment assets (a)	$802	$2,248	$399	$690	$2,009	$312	$704	$2,384	$349
Less:
Net current liabilities (b)	220	532	87	208	492	93	203	457	73
Invested capital	$582	$1,716	$312	$482	$1,517	$219	$501	$1,927	$276

Average Invested capital	$532	$1,617	$266	$514	$1,640	$245	$526	$1,993	$274

ROIC	28%	18%	17%	36%	26%	-3%	29%	11%	-44%

ROIC calculation:(annualized current quarter segment return)/(average of the two most recent quarter-end  balances of Segment Invested Capital)

(a) Segment assets consist of inventory, accounts receivable, property plant and equipment, gross goodwill and other intangibles, deferred taxes and allocated corporate assets.

(b) Includes accounts payable, employee compensation and benefits, other accrued liabilities and allocated corporate liabilities.

Historical amounts were reclassified to conform with current period presentation.

Return on invested capital (ROIC) is a non-GAAP measure that management believes provides useful supplemental information for management and the investor. ROIC is a tool by which we track how much value we are creating for our shareholders.  Management uses ROIC as a performance measure for our businesses, and our senior managers’ compensation is linked to ROIC improvements as well as other performance criteria.  We believe that ROIC provides our management with a means to analyze and improve their business, measuring  segment profitatility in relation to net asset investments.  We acknowledge that ROIC may not be calculated the same way by every company.  We compensate for this limitation by monitoring and providing to the reader a full GAAP income statement and balance sheet.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.  They should be read in conjunction with the GAAP financial measures.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.